Exhibit 10(c)

    Equity Grant Agreement
GE Aerospace 2022 Long-Term Incentive Plan

Restricted Stock Unit Grant Agreement (“Grant Agreement”)
For <<Employee Name>> (“Grantee”)

Grant Date	RSUs Granted	Vesting Schedule
		Number of RSUs	Vesting Date
Date	<<Number>>	%	Vesting Date
		%	Vesting Date (Final Vesting Date)

1.     Grant.  The Management Development & Compensation Committee (“Committee”) of the Board of Directors of GE Aerospace (General Electric Company or the “Company”) has granted the above number of Restricted Stock Units (“RSUs”) to the individual named in this Grant Agreement (“Grantee”), subject to the terms of this Grant Agreement. Without limiting any condition of this RSU award, the award is subject to cancellation and forfeiture if the Grantee does not confirm acceptance within 45 days of the Grant Date. Once vested, each RSU entitles the Grantee to receive from the Company (i) one share of Common Stock and (ii) a cash payment in respect of Dividend Equivalents (described below), each in accordance with the terms of this Grant Agreement, the GE Aerospace 2022 Long-Term Incentive Plan, as amended (“Plan”), and any rules, procedures and sub-plans (including country addenda) adopted by the Committee.
2.     Vesting.  In order to vest in an RSU, the Grantee must not incur a Termination of Employment from the Grant Date through the applicable Vesting Date listed above. Notwithstanding any other agreement with the Company or Affiliate to the contrary, all unvested RSUs shall be immediately cancelled without payment upon the Grantee’s Termination of Employment for any reason before the applicable Vesting Date, except as specifically provided below:
i.     Death or Disability.  If the Grantee’s Termination of Employment is as a result of the Grantee’s death or Disability prior to the final Vesting Date listed above, then any unvested RSUs shall vest as of such Termination of Employment.

ii.    Retirement Eligibility.  If the Grantee meets the requirements for Retirement prior to the final Vesting Date listed above, then any unvested RSUs shall vest as of the later of the first anniversary of the Grant Date or the date on which such requirements for Retirement are first met, provided, for the avoidance of doubt, that the Grantee remains employed as of such later date.

iii.     Qualifying Termination.  If the Grantee’s Termination of Employment prior to the final Vesting Date is as a result of a termination by the Company without Cause on or after the first anniversary of the Grant Date, then a number of unvested RSUs shall vest as of such Termination of Employment determined by (i) multiplying the total RSUs Granted by a fraction, the numerator of which is the number of days between the Grant Date and the Termination of Employment and the denominator of which is the number of days between the Grant Date and the Final Vesting Date and (ii) subtracting the number of RSUs vested prior to such Termination of Employment. For the avoidance of doubt, any remaining unvested RSUs after giving effect to the preceding clause shall be immediately cancelled without payment upon the Grantee’s Termination of Employment.
iv.    Transfer of Business to Successor Employer.  If the Grantee’s Termination of Employment occurs prior to the final Vesting Date listed above as a result of transferring directly to employment with a successor employer in connection with transfer by the Company or Affiliate of a business operation, then any unvested RSUs shall vest as of such date.
3.     Dividend Equivalents.  The Company will establish an amount for each RSU equal to the per share quarterly dividend payments made to the Company’s shareholders during the period beginning on the Grant Date and ending on the date that such RSU vests or is cancelled (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, upon vesting of the related RSU, will pay the Grantee a single lump sum cash amount equal to the Dividend Equivalents on the same date that a share of Common Stock is delivered with respect to such RSU, as described in Section 4 of this Grant Agreement. Any accumulated and unpaid Dividend Equivalents attributable to a RSU that is cancelled are immediately forfeited upon cancellation and will not be paid.

4.     Delivery and Tax Withholding.  Within two weeks of the date any RSUs vest, the Company shall deliver to the Grantee a number of shares of Common Stock equal to the number of vested RSUs and the Dividend Equivalent cash amount with respect to each vested RSU (in each case net of applicable tax withholding and fees). Delivery shall be electronic, through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company. The Grantee is ultimately responsible for any and all applicable taxes, regardless of the amount withheld or reported. Notwithstanding the foregoing, the date of issuance or delivery of shares of Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares of Common Stock to the extent such postponement is permissible under Section 409A of the Code.

5.     Data Security and Privacy.
i.     Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating shares of Common Stock in settlement of the Awards and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data in compliance with GE’s Employment Data Protection Standards and the Uses of Employment Data for GE Entities. The Grantee may exercise rights to access, correction, or restriction or deletion where applicable, by contacting the Grantee’s local HR manager or initiating a request through hrcentral.geaerospace.com.

ii.    Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the Plan (the “Third-Party Administrator”).  In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan.  The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the Plan. The privacy policy of the Third-Party Administrator may be reviewed here.

6.     Restrictive Covenants.
i. Non-Competition.1 Grantee acknowledges that, in the performance of his or her duties as an employee, Grantee will acquire knowledge about the Company or an Affiliate which constitutes confidential information or trade secrets that are the property of the Company or an Affiliate, in which the Company or an Affiliate has invested substantial sums of capital and goodwill. Therefore, the Grantee agrees that during the Grantee’s employment and for twelve (12) months following the Grantee’s Termination of Employment (the “Restricted Period”), the Grantee will not, on behalf of himself or herself or any person or entity with which he or she may be associated, provide services of any kind or character, whether directly or indirectly, (including, but not limited to, entering into an employment, consultancy, or similar contractual relationship either as an individual or through or with a third party) to any entity that provides products or services that compete with the Company or an Affiliate (a “Competing Business”) without prior written approval from the Committee (for Grantees who are officers of the Company for purposes of Section 16 of the Act) or the Chief Human Resources Officer of the Company (for all other Grantees). Competing Businesses include, but are not limited to, the following:
•Entities that design, manufacture, assemble, repair, overhaul, or sell turbine engines or component parts for turbine engines used in business, commercial or military aircraft, or in marine or aeroderivative applications;

•Entities that design, manufacture, assemble, repair, overhaul, or sell aircraft, including any components of the airframe or avionic system;

•Entities that manufacture or design cores, castings, forgings and/or coatings that are used in the manufacture of component parts for turbine engines; and

•Entities in the aerospace industry that offer products or services that compete with products or services that, at the time of Grantee’s Termination of Employment or within the two years prior to the Grantee’s Termination of Employment, the Company or any Affiliate offered, planned to offer, or was developing in the areas of avionics, electrical power, structural components, software or additive technologies.
The restrictions in this Section apply to Competing Businesses which conduct or are undertaking plans to conduct business in: (i) the United States; and (ii) any other country or geographic location (a) in which the Company or any Affiliate has or is undertaking plans to conduct business operations, or (b) where a Competing Business’s operations would have a competitive impact on the Company’s business operations (“Restricted Area”). The Grantee understands and agrees that, given the nature of the Company and its Affiliates’ business, the current state of technology enabling competitive activity to be conducted anywhere in the world, and the Grantee’s position with the Company or any Affiliate, the foregoing Restricted Area is reasonable and appropriate to protect the Company’s legitimate business interests and goodwill and presents, and will present, no undue hardship for Grantee.2

ii.Non-Solicitation of Clients, Customers, Suppliers, Licensees, and Vendors.3 During the Restricted Period the Grantee will not, without prior written approval from the Committee (for Grantees who are officers of the Company for purposes of Section 16 of the Act) or the Chief Human Resources Officer of the Company (for all other Grantees), directly or indirectly, either as an individual or through or with a third party, solicit, cause, induce or encourage or attempt to solicit, cause, induce or encourage: (i) any client, customer, supplier, vendor, licensee, licensor, consultant or other person or entity who has a business relationship with the Company or any Affiliate to modify, diminish or terminate their relationship with the Company or any Affiliate; or (ii) any client, customer, supplier, vendor, licensee, licensor, consultant or other person or entity with whom the Company or any Affiliate is or was engaged for the purposes of entering into a client or business relationship within the two (2) years preceding Grantee’s Termination of Employment to modify, diminish or terminate their actual or prospective relationship with the Company or any Affiliate.

The obligations in this provision are in addition to, and in no way inconsistent with, the Grantee’s obligations to protect and not disclose the Company’s or any Affiliate’s confidential and proprietary information, as more fully set forth in the Employee Innovation and Proprietary Information Agreement the Grantee signed when the Grantee joined the Company or an Affiliate.
iii.Non-Solicitation of Employees. During the Restricted Period, the Grantee will not, without prior written approval from the Committee (for Grantees who are officers of the Company for purposes of Section 16 of the Act) or the Chief Human Resources Officer of the Company (for all other Grantees), directly or indirectly, either as an individual or through or with a third party: (i) solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any Affiliate (hereinafter “Restricted Person”) to terminate the Restricted Person’s employment relationship with the Company or any Affiliate or to accept any other employment outside of the Company and its Affiliates; (ii) directly hire, recommend or cause to hire, or engage to provide services, any person who was a Restricted Person within twelve (12) months before or after the date of Grantee’s Termination of Employment, by any entity for which the Grantee works, provides services, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest; or (iii) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, or skill sets or qualifications, to any external person in connection with employment outside the Company and any Affiliates, including, but not limited to, recruiters and prospective employers.4

iv.Acknowledgement. The Grantee acknowledges that the payment and benefits provided for in the Grant Agreement constitute fair and reasonable consideration for Grantee’s compliance with this section independent of Grantee’s continuing employment.

To the extent the Grantee is subject to an existing non-competition or non-solicitation agreement with the Company or any Affiliate (the “Prior Agreement”), the Prior Agreement shall be incorporated herein by reference and to the extent the Prior Agreement and this Grant Agreement conflict or are inconsistent in any way, the Grant Agreement supersedes the Prior Agreement (solely with respect to such conflicting non-competition or non-solicitation provisions).

Pursuant to Section 11 of this Grant Agreement, if any provision (or part thereof) of the foregoing non-competition and non-solicitation restrictions is held by a court of competent jurisdiction to be illegal, void or unenforceable for any reason, said provision (or part thereof) shall be reformed to the fullest extent possible to reflect the maximum restriction permissible by applicable law.

v.Irreparable Harm. The Grantee agrees that any breach of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and the Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and the Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. In addition, the Grantee agrees that the award described in Section 1 of this Grant Agreement is subject to cancellation and forfeiture if Grantee breaches the obligations described in this Grant Agreement. Grantee also agrees to indemnify and hold the Company and the Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as to repay any payments made hereunder (notwithstanding such payment being made under a vested Award), except to the extent that such reimbursement is prohibited by law.

1)This provision does not apply if Grantee is based in California or Minnesota. Further, this provision does not apply if Grantee is based (i) in Colorado and makes less than $130,014 annually as of 2026 (or a subsequently adjusted amount); (ii) in the District of Columbia and makes less than $162,164 annually as of 2026 (or a subsequently adjusted amount); (iii) in Illinois and makes less than $75,000 annually as of 2026 (or a subsequently adjusted amount); (iv) in Maine and makes equal to or less than 400% of the federal poverty level; (v) in Oregon and makes less than $119,541 annually as of 2026 (or a subsequently adjusted amount); (vi) in Virginia and makes less than $78,364.52 annually as of 2026 (or a subsequently adjusted amount); or (vii) in Washington and makes less than $126,858.83 annually as of 2026 (or a subsequently adjusted amount). This provision also does not apply if Grantee is employed by the Company or Affiliate as an attorney, provided that Grantee is accepting employment or providing services as an attorney and/or in a legal role (this provision shall apply to an attorney Grantee with respect to non-attorney and/or non-legal roles for a Competing Business).
2)Grantee acknowledges that if Grantee’s state of employment is identified in this footnote, then the terms of this Non-Competition provision are modified in accordance with the change(s) applicable for that state:

District of Columbia. Nothing in this Grant Agreement restricts the Grantee from having additional outside employment or contract work so long as the outside work does not violate Grantee’s duty of loyalty or create a conflict of interest. Grantee acknowledges receipt of the following notice: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company or an Affiliate has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).” Grantee also acknowledges that Grantee has received a copy of this Grant Agreement at least 14 calendar days before the deadline for accepting the Grant Agreement.

Illinois. Grantee acknowledges that Grantee’s participation in the Plan and Grantee’s receipt of any confidentiality information constitute independently adequate consideration for this Non-Competition provision. Grantee further acknowledges that Grantee had 14 days or more to consider the Grant Agreement before the deadline for accepting it, and if Grantee accepted it before the expiration of the 14-day period, Grantee did so of Grantee’s own volition and waives the remainder of the 14-day consideration period. Grantee also acknowledges that Grantee has been advised in writing hereby to consult with an attorney before accepting this Grant Agreement.

Maine. Grantee acknowledges that Grantee has been given a copy of this Grant Agreement and at least three business days to consider this Grant Agreement before accepting it. Grantee also acknowledges that Grantee has received confidential information from the Company or Affiliate that cannot adequately be protected by an alternative restrictive covenant.

Massachusetts. Grantee acknowledges that the terms of this Grant Agreement constitute adequate consideration for this Non-Competition provision independent of and in addition to Grantee’s employment or continued employment. Further, this provision will not be enforceable against Grantee if Grantee is: classified as non-exempt employee under the Fair Labor Standards Act; 18 years or younger; an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school; or terminated without Cause or laid off. For purposes of enforcing the Non-Competition provision only, “Cause” exists if Grantee: (i) breaches a material term of any agreement between Grantee and the Company or any Affiliate; (ii) engages in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or any Affiliate; (iii) commits an act of dishonesty, fraud, embezzlement or theft; (iv) is convicted of, or pleas of guilty, or no contest to, a felony or crime involving moral turpitude; (v) fails to comply with the Company’s or any Affiliate’s policies and procedures, including but not limited to its Code of Conduct; or (vi) sustains poor performance of any material aspect of Grantee’s duties or obligations, including refusal to follow lawful instructions from Grantee’s manager, which is not substantially cured to the satisfaction of Grantee’s manager within 30 days after Grantee has received written notice of such failure or poor performance. If accepting this Grant Agreement as an incumbent employee, Grantee acknowledges that Grantee was provided at least ten (10) business days to consider the Grant Agreement before the deadline for accepting it. Grantee acknowledges that Grantee may consult with an attorney before accepting this Grant Agreement. Additionally, this Non-Competition provision applies only to the extent that Grantee is prohibited in providing the types of services provided by Grantee, or about which Grantee obtained confidential and/or trade secret information at any time during the last 2 years of Grantee’s employment. Grantee acknowledges that Grantee has received confidential information from the Company or Affiliate that cannot adequately be protected by an alternative restrictive covenant.

Oklahoma. This provision shall be limited in its application so that it permits Grantee to engage in the same business as that conducted by the Company or an Affiliate or in a similar business as long as Grantee does not directly solicit the sale of goods, services or a combination of goods and services from established customers of the Company or an Affiliate and thereby interfere with the Company’s or Affiliate’s business relationship with its established customers.

Virginia. Nothing in this provision shall be construed to restrict Grantee from providing a service to a customer or client of the Company or an Affiliate if Grantee did not initiate contact with or solicit the customer or client.

Washington. Grantee acknowledges that this Agreement constitutes independently adequate consideration for this Non-Competition provision. In the event Grantee’s Termination of Employment is as a result of a layoff, this provision will not be enforced by the Company or an Affiliate unless the Company or an Affiliate agrees at the time of Grantee’s layoff to provide Grantee with the payments required by Washington Act to keep such covenants in effect. Nothing in this Agreement shall be construed to deprive the Grantee the benefits of Washington state law, including RCW 49.62, et seq.

Oregon. Grantee acknowledges that Grantee is an individual engaged in administrative, executive or professional work as described in Or. Rev. Stat. § 653.020(3), and/or earn more than the income threshold described in footnote 1 of this Grant Agreement.
Colorado. Grantee acknowledges that this Grant Agreement does not require Grantee to adjudicate its enforceability outside of Colorado if Grantee primarily resided or worked in Colorado at the time of Grantee’s termination. Nothing in this Grant Agreement shall be construed to deprive Grantee the benefits of Colorado state law, including C.R.S.A. § 8-2-113. Grantee acknowledges that Grantee had 14 days or more to consider the Grant Agreement before the deadline for accepting it, and if Grantee accepted it before the expiration of the 14-day period, Grantee did so of Grantee’s own volition and waives the remainder of the 14-day consideration period.
3)This Non-Solicitation of Clients, Customers, Suppliers, Licensees, and Vendors provision (“Customer Non-Solicit”) as well as the Non-Solicitation of Employees provision (“Employee Non-Solicit”) (collectively “Non-Solicitation Provisions”), will not apply if Grantee is based in California except that Grantee may not use or disclose (or threaten to use or disclose) any Company or Affiliate trade secrets to solicit, either on Grantee’s own behalf or on behalf of any other person or entity, any person or entity with which the Company or any Affiliate has a material business or contractual relationship, including clients, customers, vendors, or business partners of the Company or any Affiliate. Further, the Non-Solicitation Provisions will not apply if Grantee is employed in Colorado and makes less than $78,008 annually as of 2026 (or a subsequently adjusted amount), or in Illinois and makes $45,000 or less annually as of 2026 (or a subsequently adjusted amount).

4)Grantee acknowledges that if Grantee’s state of employment is identified in this footnote, then the terms of the “Non-Solicitation Provisions” (the Non-Solicitation of Clients, Customers, Suppliers, Licensees, and Vendors provision, as well as the Non-Solicitation of Employees provision) are modified in accordance with the change(s) applicable for that state:

Alabama. The Employee Non-Solicit shall only apply to Restricted Persons who are in a position uniquely essential to the management, organization, or service of the business (such as an employee involved in management or significant customer sales or servicing). The Customer Non-Solicit shall be modified to cover only those customers who are current customers when Grantee’s employment ends.

Georgia. The definition of the Restricted Area shall be understood to be the territory where Grantee is working at the time of Termination of Employment and Grantee stipulates that the provisions of this Grant Agreement provide Grantee with adequate means to reasonably determine the maximum scope of the restraints placed upon Grantee at the time of Grantee’s Termination of Employment.

Indiana. The Employee Non-Solicit is modified to provide that a Restricted Person must also be an employee who is entrusted with confidential information.

Washington. The Non-Solicitation Provisions are modified to only prohibit solicitation by Grantee (i) of any Restricted Person who is an employee of the Company or any Affiliate to leave employment with the Company or any Affiliate; and (ii) of any customer of the Company or any Affiliate to cease or reduce the extent to which it is doing business with the Company or any Affiliate.

7.     Additional Requirements. The Company reserves the right to impose other requirements on the Award, shares of Common Stock acquired pursuant to the Award, and the Grantee’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

8.     Alteration/Termination.  Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee. Furthermore, if the Company determines in its sole discretion that the Grantee has engaged in conduct that (a) constitutes a breach of this Grant Agreement, the EIPIA or any other confidentiality, non-solicitation, or non-competition agreement with the Company or any Affiliate, (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or any Affiliate or (c) occurred prior to the Grantee’s Termination of Employment and would give rise to a Termination of Employment for Cause (regardless of whether such conduct is discovered before or after the Grantee’s Termination of Employment), any outstanding RSUs shall be cancelled immediately, and any amounts previously conveyed under this Grant Agreement shall be subject to recoupment. In any event, the RSUs provided under this Grant Agreement shall be further subject to the Company’s policy with respect to compensation recoupment, as in effect and amended from time to time. The Grantee agrees that the Company may take any such actions as are necessary to effectuate recoupment or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s shares of Common Stock and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such shares of Common Stock and other assets to the Company. Also, the RSUs shall be null and void to the extent the grant of the RSUs or the vesting thereof is prohibited under the laws of the country of residence of the Grantee.

9.     Plan Terms and Definitions.  Except to the extent that the context clearly provides otherwise, all terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

10.    Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by Committee (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Committee’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

11.    Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.

12.    Shareholder Rights. The Grantee shall not have any voting or other shareholder rights unless and until shares of Common Stock are actually delivered to the Grantee.

13.    No Employment Rights. The grant of the Award described in this Grant Agreement does not give the Grantee any rights in respect of employment with the Company or any Affiliate.

14.    Discretionary Award, Extraordinary Benefit. Awards under the Plan are granted to employees of the Company and the Affiliates in the Committee’s sole discretion. The Award described in this Grant Agreement is a one-time benefit and does not create any contractual or other right to receive other Awards under the Plan or other benefits in lieu thereof. Future grants, if any, will be at the sole discretion of the Committee. The Grantee’s participation in the Plan is voluntary. This Award (and each other Award, if any, granted under the Plan) constitutes an extraordinary item of compensation and is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, or other benefit rights (unless otherwise expressly provided in an applicable benefit plan).

15.    No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except to the extent expressly permitted by the Plan.
16.    Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors or administrators.

17.    Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion.

18.    Entire Agreement.  This Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee contain all of the provisions applicable to the RSUs. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

By acknowledging this Grant Agreement, the Grantee acknowledges and confirms that the Grantee has read this Grant Agreement and the Plan (including applicable addenda), and the Grantee accepts and agrees to the provisions therein.

19.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The Grantee hereby consents to receive such documents electronically and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.    Global Addendum. Notwithstanding any provisions in this document to the contrary, the RSUs will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix A as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Grant Agreement.
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